EXHIBIT 4.9

GUARANTEE AGREEMENT

Between

SEMPRA ENERGY

(as Guarantor)

and

THE BANK OF NEW YORK

(as Trustee)

dated as of

CROSS-REFERENCE TABLE*

Section of Trust Indenture Act of 1939, as amended	Section of Guarantee Agreement

310(a)	4.1(a)
310(b)	4.1(c), 2.8
310(c)	Inapplicable
311(a)	2.2(b)
311(b)	2.2(b)
311(c)	Inapplicable
312(a)	2.2(a)
312(b)	2.2(b)
313	2.3
314(a)	2.4
314(b)	Inapplicable
314(c)	2.5
314(d)	Inapplicable
314(e)	1.1, 2.5, 3.2
314(f)	2.1, 3.2
315(a)	3.1(d)
315(b)	2.7
315(c)	3.1
315(d)	3.1(d)
316(a)	1.1, 2.6, 5.4
316(b)	5.3
316(c)	8.2
317(a)	Inapplicable
317(b)	Inapplicable
318(a)	2.1(b)
318(b)	2.1
318(c)	2.1(a)

*	This Cross-Reference Table does not constitute part of the Guarantee Agreement and shall not affect the interpretation of any of its terms or provisions.

i

ii

TABLE OF CONTENTS

(continued)

iii

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT, dated as of              (this “Guarantee Agreement”), entered into between SEMPRA ENERGY, a California corporation having its principal office at 101 Ash Street, San Diego, California 92101 (the “Guarantor”), and THE BANK OF NEW YORK, a New York banking corporation, as trustee (the “Guarantee Trustee”), for the benefit of the Holders (as defined herein) from time to time of the Preferred Securities (as defined herein) of SEMPRA ENERGY CAPITAL TRUST III, a Delaware statutory trust (the “Issuer”).

WHEREAS, pursuant to an Amended and Restated Declaration of Trust, dated as of              (the “Declaration”), among Sempra Energy, a California corporation (the “Company”), as Sponsor, the Property Trustee named therein, the Delaware Trustee named therein, the Regular Trustees named therein and the several Holders as defined therein, the Issuer is issuing $             aggregate Liquidation Amount (as defined in the Declaration) of its              %              Preferred Securities, Series              (Liquidation Amount $             per Preferred Security) (the “Preferred Securities”), representing undivided beneficial interests in the assets of the Issuer and having the terms set forth in the Declaration;

WHEREAS, the Preferred Securities will be issued by the Issuer and the proceeds thereof, together with the proceeds from the issuance of the Common Securities (as defined in the Declaration), will be used to purchase the Subordinated Debt Securities (as defined in the Declaration) of the Company which will be deposited with The Bank of New York, as Property Trustee under the Declaration, as trust assets; and

WHEREAS, as incentive for the Holders to purchase Preferred Securities the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth herein, to pay to the Holders of the Preferred Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the purchase by each Holder of Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders from time to time of the Preferred Securities.

Article I.

DEFINITIONS

Section 1.1 Definitions. As used in this Guarantee Agreement, the terms set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized or otherwise defined terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Declaration as in effect on the date hereof.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Event of Default” means (i) a default by the Guarantor on any of its payment obligations under this Guarantee Agreement and (ii) a default by the Guarantor on any other obligation hereunder that remains uncured after 30 days from the occurrence thereof.

“Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Preferred Securities, to the extent not paid or made by or on behalf of the Issuer: (i) any accumulated and unpaid Distributions (as defined in the Declaration) required to be paid on the Preferred Securities, to the extent the Issuer shall have funds on hand available therefor at such time, (ii) the redemption price, including all accumulated and unpaid Distributions to the date of redemption (the “Redemption Price”), with respect to any Preferred Securities called for redemption by the Issuer, to the extent the Issuer shall have funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary termination, winding-up or liquidation of the Issuer, unless Subordinated Debt Securities are distributed to the Holders, the lesser of (a) the aggregate of the Liquidation Amount of $             per Preferred Security plus accumulated and unpaid Distributions on the Preferred Securities to the date of payment, to the extent the Issuer shall have funds on hand available therefor at such time and (b) the amount of assets of the Issuer remaining available for distribution to Holders in liquidation of the Issuer (in either case, the “Liquidation Distribution”).

“Guarantee Trustee” has the meaning set forth in the preamble to this Guarantee Agreement.

“Holder” means any holder, as registered on the books and records of the Issuer, of any Preferred Securities; provided, however, that in determining whether the holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, “Holder” shall not include the Guarantor, the Guarantee Trustee, or any Affiliate of the Guarantor or the Guarantee Trustee.

“Indenture” means the Subordinated Indenture dated as of February 23, 2000 among the Company and The Bank of New York, as trustee thereunder.

“List of Holders” has the meaning specified in Section 2.2(a).

“Majority in Liquidation Amount of the Preferred Securities” means, except as provided in the Declaration and by the Trust Indenture Act, Holder(s) of Preferred Securities voting separately as a class, who vote Preferred Securities and the aggregate liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid Distributions to the date upon which the voting percentage is determined) of the Preferred Securities voted by such Holders represents more than 50% of the above stated aggregate liquidation amount of all Preferred Securities.

“Officer’s Certificate” means a certificate signed by any one of the Chairman of the Board, Chief Executive Officer, President, a Vice President, the Treasurer, an Associate Treasurer, an Assistant Treasurer, the Controller, the Secretary or an Assistant Secretary, of the Company, and delivered to the Guarantee Trustee. Any Officer’s Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee Agreement shall include:

(a) a statement that the officer signing the Officer’s Certificate has read the covenant or condition and the definitions relating thereto;

(b) a brief statement of the nature and scope of the examination or investigation undertaken by such officer in rendering the Officer’s Certificate;

(c) a statement that such officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d) a statement as to whether, in the opinion of such officer, such condition or covenant has been complied with.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

“Record Date” means, with respect to Preferred Securities that are held in book-entry form, the date that is one Business Day before the relevant Distribution Date, and with respect to Preferred Securities that are held in definitive form, the 15th day, whether or not a Business Day, before the relevant Distribution Date.

“Responsible Officer” means, with respect to the Guarantee Trustee, any vice-president, any assistant vice-president, any assistant secretary, any assistant treasurer, any trust officer or assistant trust officer or any other officer of the Guarantee Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of that officer’s knowledge of and familiarity with the particular subject.

“Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.1.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

Article II.

TRUST INDENTURE ACT

Section 2.1 Trust Indenture Act; Application.

(a) This Guarantee Agreement is subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee Agreement and shall, to the extent applicable, be governed by such provisions.

(b) If and to the extent that any provision of this Guarantee Agreement limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

Section 2.2 List of Holders; Preferential Claims.

(a) The Guarantor shall furnish or cause to be furnished to the Guarantee Trustee (a) not later than 15 days after each Record Date of each year, a list, in such form as the Guarantee Trustee may reasonably require, containing all the information in the possession or control of the Guarantor, as to of the names and addresses of the Holders (“List of Holders”) as of the preceding respective Record Date, and (b) at such other times as the Guarantee Trustee may request in writing, within 30 days after the receipt by the Guarantor of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished. The Guarantee Trustee shall preserve, in as current a form as is reasonably practicable, all information contained in Lists of Holders given to it, provided that the Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.

(b) The Guarantee Trustee shall comply with its obligations under Section 311(a), Section 31l(b) and Section 312(b) of the Trust Indenture Act.

Section 2.3 Reports by the Guarantee Trustee.

Not later than 60 days following              of each year, commencing             , the Guarantee Trustee shall provide to the Holders such reports as are required by Section 313 of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Guarantee Trustee shall also comply with the requirements of Section 313(d) of the Trust Indenture Act.

Section 2.4 Periodic Reports to the Guarantee Trustee. The Guarantor shall provide to the Guarantee Trustee such documents, reports and information, if any, as required by Section 314 of the Trust Indenture Act and the compliance certificate required by Section 314 of the Trust Indenture Act, in the form, in the manner and at the times required by Section 314(a)(4) of the Trust Indenture Act.

Section 2.5 Evidence of Compliance with Conditions Precedent. The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by an officer pursuant to such Section 314(c)(1) may be given in the form of an Officer’s Certificate.

Section 2.6 Events of Default; Waiver. The Holders of a Majority in Liquidation Amount of the Preferred Securities may, by vote, on behalf of the Holders, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent therefrom.

(a) Event of Default; Notice. The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default actually known to a Responsible Officer of the Guarantee Trustee, transmit by mail, first class postage prepaid, to the Holders, notices of all such defaults unless such defaults have been cured before the giving of such notice (the term “defaults” for the purposes of this Section 2.6(a) being hereby defined to be an Event of Default as, not including any periods of grace provided for therein and irrespective of the giving of any notice provided therein); provided, that, except in the case of a default in the payment of a Guarantee Payment, the Guarantee Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee, or a trust committee of directors and/or Responsible Officers, of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

Section 2.7 Conflicting Interests. The Declaration and the Indenture shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in Section 310(b) of the Trust Indenture Act.

Article III.

POWERS, DUTIES AND RIGHTS OF THE GUARANTEE TRUSTEE

Section 3.1 Powers and Duties of the Guarantee Trustee.

(a) This Guarantee Agreement shall be held by the Guarantee Trustee for the benefit of the Holders, and the Guarantee Trustee shall not transfer this Guarantee Agreement to any Person except a Holder exercising his or her rights pursuant to Section 5.4(iv) or to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee. The right, title and interest of the Guarantee Trustee shall automatically vest in any Successor Guarantee Trustee, upon acceptance by such Successor Guarantee Trustee of its appointment hereunder, and such vesting and cessation of title shall be effective whether or not conveying documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

(b) The Guarantee Trustee, before the occurrence of any Event of Default and after the curing or waiving of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants, duties or obligations shall be read into this Guarantee Agreement against the Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6), the Guarantee Trustee shall enforce this Guarantee Agreement for the benefit of the Holders and shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(c) No provision of this Guarantee Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

(i) this Subsection shall not be construed to limit Subsection (b) of this Section;

(ii) the Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

(iii) the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in Liquidation Amount of the Preferred Securities relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and

(iv) no provision of this Guarantee Agreement shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Guarantee Agreement or indemnity reasonably satisfactory to it against such risk or liability is not reasonably assured to it.

(d) Whether or not therein expressly so provided, every provision of this Guarantee Agreement relating to the conduct or affecting the liability of or affording protection to the Guarantee Trustee shall be subject to the provisions of this subsection.

Section 3.2 Certain Rights of Guarantee Trustee. Subject to the provisions of Section 3.1:

(a) the Guarantee Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties; but in the case of any such certificates or opinions that by any provision hereof or of the Trust Indenture Act are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Guarantee Agreement;

(b) any direction or act of the Guarantor contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officer’s Certificate unless otherwise prescribed herein;

(c) whenever, in the administration of this Guarantee Agreement, the Guarantee Trustee shall deem it desirable that a matter be proved or established taking, suffering or omitting to take any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officer’s Certificate which, upon receipt of such request from the Guarantee Trustee, shall be promptly delivered by the Guarantor;

(d) the Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (including any financing or continuation statement or any filing under tax or securities laws) or any rerecording, refiling or reregistration thereof;

(e) the Guarantee Trustee may consult with legal counsel of its selection, and the written advice of such legal counsel or any Opinion of Counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in reliance thereon and in accordance with such advice or Opinion of Counsel. Such legal counsel may be legal counsel to the Guarantor or any of its Affiliates and may be one of its employees;

(f) the Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holders, unless such Holders shall have provided to the Guarantee Trustee such adequate security and indemnity reasonably satisfactory to it, against the costs, expenses (including reasonable attorneys’ fees and expenses) and liabilities that might be incurred by it in complying with such request or direction;

(g) the Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee may make such further inquiry or investigation into such facts or matters as it considers reasonably necessary in order to carry out its obligations in the administration of this Guarantee Agreement, and if the Guarantee Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Guarantor, personally or by agent or attorney;

(h) the Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through its agents or attorneys, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder;

(i) whenever in the administration of this Guarantee Agreement the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee:

(i) may request written instructions from the Holders which written instructions may only be given by the Holders of the same proportion in aggregate Liquidation Amount of the Preferred Securities as would be entitled to direct the Guarantee Trustee under the terms of the Preferred Securities;

(ii) may refrain from enforcing such remedy or right or taking such other action until such written instructions are received; and

(iii) shall be protected in acting in accordance with such written instructions;

(j) except as otherwise expressly provided by this Guarantee Agreement, the Guarantee Trustee shall not be under any obligation to take any action that is discretionary under the provisions of this Guarantee Agreement;

(k) the Guarantee Trustee shall not be deemed to have notice of any default or Event of Default unless a Responsible Officer of the Guarantee Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Guarantee Trustee at the Corporate Trust Office of the Guarantee Trustee, and such notice references the Preferred Securities and this Guarantee Agreement; and

(l) the rights, privileges, protections, immunities and benefits given to the Guarantee Trustee, including, without limitation, its right to be indemnified, are extended to each agent, custodian or other Person employed by the Guarantee Trustee to act hereunder, and shall be enforceable by the Guarantee Trustee in each of its capacities hereunder.

No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty to act in accordance with such power and authority.

Section 3.3 Compensation; Indemnity; Fees. The Guarantor agrees:

(a) to pay to the Guarantee Trustee from time to time such reasonable compensation as shall be agreed to in writing between the Guarantor and the Guarantee Trustee for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust);

(b) except as otherwise expressly provided herein, to reimburse the Guarantee Trustee upon request for all reasonable expenses, disbursements and advances incurred or made by the Guarantee Trustee in accordance with any provision of this Guarantee Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence or willful misconduct; and

(c) to the fullest extent permitted by applicable law, to indemnify and hold harmless (i) the Guarantee Trustee, (ii) any Affiliate of the Guarantee Trustee, (iii) any officer, director, shareholder, employee, representative or agent of the Guarantee Trustee and (iv) any employee or agent of the Guarantee Trustee or its Affiliates (referred to herein as an “Indemnified Person”) from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature whatsoever incurred by such Indemnified Person by or in connection with the administration of this Guarantee Agreement and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by this Guarantee Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of negligence or willful misconduct with respect to such acts or omissions.

The provisions of this Section 3.3 shall survive the termination of this Guarantee Agreement or the resignation or removal of the Guarantee Trustee.

The Guarantee Trustee may not claim any lien or charge on any Trust Property as a result of any amount due pursuant to this Section 3.3.

The Guarantor and the Guarantee Trustee (subject to Section 3.4) may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Guarantor, and neither the Guarantor nor the Holders shall have any rights by virtue of this Guarantee Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Guarantor, shall not be deemed wrongful or improper. The Guarantee Trustee shall not be obligated to present any particular investment or other opportunity to the Guarantor even if such opportunity is of a character that, if presented to the Guarantor, could be taken by the Guarantor, and the Guarantee Trustee shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment or other opportunity. The Guarantee Trustee may engage or be interested in any financial or other transaction with the Guarantor or any Affiliate of the Guarantor, or may act as depository for, trustee or agent for, or act on any committee or body of holders of, securities or other obligations of the Guarantor or its Affiliates.

Section 3.4 Conflicting Interests. If the Guarantee Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Guarantee Trustee shall either eliminate such interest or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this Guarantee Agreement. The Guarantee Agreement is hereby excluded for purposes of Section 310(b)(1) of the Trust Indenture Act.

Article IV.

GUARANTEE TRUSTEE

Section 4.1 Guarantee Trustee; Eligibility.

(a) There shall at all times be a Guarantee Trustee which shall:

(i) not be an Affiliate of the Guarantor; and

(ii) be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital and surplus of at least $50,000,000, and shall be a corporation meeting the requirements of Section 310(a) of the Trust Indenture Act. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority, then, for the purposes of this Section and to the extent permitted by the Trust Indenture Act, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

(b) If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2(c).

(c) If the Guarantee Trustee has or shall acquire any “conflicting interest” within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.

Section 4.2 Appointment, Removal and Resignation of the Guarantee Trustee.

(a) Subject to Section 4.2(b), the Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor.

(b) The Guarantee Trustee shall not be removed until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor.

(c) The Guarantee Trustee appointed hereunder shall hold office until a Successor Guarantee Trustee shall have been appointed or until its removal or resignation. The Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Guarantee Trustee and delivered to the Guarantor and the resigning Guarantee Trustee.

(d) If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.2 within 30 days after delivery to the Guarantor of an instrument of resignation or notice of removal pursuant to this Section 4.2, the Guarantee Trustee resigning or being removed, as the case may be, may petition, at the expense of the Guarantor, any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.

Article V.

GUARANTEE

Section 5.1 Guarantee. The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by or on behalf of the Issuer), as and when due, regardless of any defense, right of set-off or counterclaim which the Issuer may have or assert. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Issuer to pay such amounts to the Holders.

Section 5.2 Waiver of Notice and Demand. The Guarantor hereby waives notice of acceptance of this Guarantee Agreement and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Guarantee

Trustee, Issuer or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

Section 5.3 Obligations Not Affected. The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

(a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Issuer of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by the Issuer;

(b) the extension of time for the payment by the Issuer of all or any portion of the Distributions (other than an extension of time for payment of Distributions that results from the extension of any interest payment period on the Subordinated Debt Securities as provided in the Indenture), Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities;

(c) any failure, omission, delay or lack of diligence on the part of the Holders or the Guarantee Trustee to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Securities, or any action on the part of the Issuer granting indulgence or extension of any kind;

(d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Issuer or any of the assets of the Issuer;

(e) any invalidity of, or defect or deficiency in, the Preferred Securities;

(f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

(g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

There shall be no obligation of the Holders to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

Section 5.4 Rights of Holders. The Guarantor expressly acknowledges that: (i) this Guarantee Agreement will be deposited with the Guarantee Trustee to be held for the benefit of the Holders; (ii) the Guarantee Trustee has the right to enforce this Guarantee Agreement on behalf of the Holders; (iii) the Holders of a Majority in Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee

Agreement; and (iv) any Holder may institute a legal proceeding directly against the Guarantor to enforce its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Guarantee Trustee, the Issuer or any other Person.

Section 5.5 Guarantee of Payment. This Guarantee Agreement creates a guarantee of payment and not of performance or collection. This Guarantee Agreement will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Issuer) or upon distribution of Subordinated Debt Securities to Holders as provided in the Declaration.

Section 5.6 Subordination. The Guarantor shall be subrogated to all (if any) rights of the Holders against the Issuer, in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement, and shall have the right to waive payment by the Issuer pursuant to Section 5.1; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire against the Issuer by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.

Section 5.7 Independent Obligations. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Issuer with respect to the Preferred Securities and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.3 hereof.

Article VI.

COVENANTS AND SUBORDINATION

The obligations of the Guarantor under this Guarantee Agreement will constitute unsecured obligations of the Guarantor and will rank:

(a) pari passu with any other preferred securities guarantee similar to the guarantee under this Guarantee Agreement issued by the Guarantor on behalf of the holders of preferred securities issued by any trust established by the Guarantor or its Affiliates other than the Trust;

(b) subordinate and junior in right of payment to all of the Guarantor’s other liabilities, except those that rank pari passu or are subordinate by their terms;

(c) pari passu with any guarantee now or hereafter issued by the Guarantor in respect of the most senior preferred or preference stock now or hereafter issued by the Guarantor, and with any guarantee now or hereafter issued by it in respect of any preferred or preference stock of any of its Affiliates; and

(d) senior to the Guarantor’s common stock.

Article VII.

TERMINATION

Section 7.1 Termination. This Guarantee Agreement shall terminate and be of no further force and effect upon (i) full payment of the Redemption Price of all Preferred Securities, (ii) the distribution of Subordinated Debt Securities to the Holders in exchange for all of the Preferred Securities or (iii) full payment of the amounts payable in accordance with the Declaration upon liquidation of the Issuer. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must restore payment of any sums paid with respect to Preferred Securities or this Guarantee Agreement.

Article VIII.

MISCELLANEOUS

Section 8.1 Successors and Assigns. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Preferred Securities from time to time outstanding. Except in connection with a consolidation, merger or sale involving the Guarantor that is permitted under the Indenture and pursuant to which the successor or assignee agrees in writing to perform the Guarantor’s obligations hereunder, the Guarantor shall not assign its obligations hereunder.

Section 8.2 Amendments. Except with respect to any changes which do not adversely affect the rights of the Holders in any material respect (in which case no consent of the Holders will be required), this Guarantee Agreement may only be amended with the prior written approval of the Holders of a Majority in Liquidation Amount of the Preferred Securities. The provisions of Article VI of the Declaration concerning meetings of the Holders shall apply to the giving of such approval.

Section 8.3 Notices. Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied or mailed by first class mail as follows:

(a) if given to the Guarantor, to the address set forth below or such other address, facsimile number or to the attention of such other Person as the Guarantor may give notice to the Holders:

Sempra Energy

101 Ash Street

San Diego, California 92101

Facsimile No.: 619-696-4577

Attention: Treasurer

(b) if given to the Issuer, in care of the Guarantee Trustee, at the Issuer’s (and the Guarantee Trustee’s) respective addresses set forth below or such other address as the Guarantee Trustee on behalf of the Issuer may give notice to the Holders:

Sempra Energy Capital Trust III

101 Ash Street

San Diego, California 92101

Facsimile No.: 619-696-4577

Attention: Regular Trustees of Sempra Energy Capital Trust III

with a copy to:

The Bank of New York

101 Barclay Street, 21-W

New York, New York 10286

Facsimile No.: 212-815-5915

Attention: Corporate Trust Administration

(c) if given to the Guarantee Trustee, at the Guarantee Trustee’s address set forth below or such other address as the Guarantee Trustee may give notice to the Holders:

The Bank of New York

101 Barclay Street, 21-W

New York, New York 10286

Facsimile No.: 212-815-5915

Attention: Corporate Trust Administration

(d) if given to any Holder, at the address set forth on the books and records of the Issuer.

All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

Section 8.4 Benefit. This Guarantee Agreement is solely for the benefit of the Holders and is not separately transferable from the Preferred Securities.

Section 8.5 Interpretation. In this Guarantee Agreement, unless the context otherwise requires:

(a) capitalized terms used in this Guarantee Agreement but not defined in the preamble hereto have the respective meanings assigned to them in Section 1.1;

(b) a term defined anywhere in this Guarantee Agreement has the same meaning throughout;

(c) all references to “the Guarantee Agreement” or “this Guarantee Agreement” are to this Guarantee Agreement as modified, supplemented or amended from time to time;

(d) all references in this Guarantee Agreement to Articles and Sections are to Articles and Sections of this Guarantee Agreement unless otherwise specified;

(e) a term defined in the Trust Indenture Act has the same meaning when used in this Guarantee Agreement unless otherwise defined in this Guarantee Agreement or unless the context otherwise requires;

(f) a reference to the singular includes the plural and vice versa; and

(g) the masculine, feminine or neuter genders used herein shall include the masculine, feminine and neuter genders.

Section 8.6 Governing Law. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

(Signatures follow)

THIS GUARANTEE AGREEMENT is executed as of the day and year first above is executed as of the day and year first above written.

SEMPRA ENERGY

By:
Name: Title:

THE BANK OF NEW YORK, as Guarantee Trustee

By:
Name: Title:

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